Exhibit 99.1

Wynn Resorts Completes Sale of its Subconcession Right to Publishing and Broadcasting Limited

LAS VEGAS--(BUSINESS WIRE)- September 11, 2006 --Wynn Resorts (Macau), S.A., a subsidiary of Wynn Resorts, Limited (Nasdaq: WYNN), announced today the completion of its sale of its subconcession right to an affiliate of Publishing and Broadcasting Limited (“PBL”) for US$900 million. The subconcession right permits the PBL affiliate to receive a subconcession from the Macau Special Administrative Region (“SAR”) of the People’s Republic of China to conduct gaming operations in the Macau SAR.

“With the government of the Special Administration Region, we believe that PBL will make a positive contribution to the future of Macau. We also recognize that the growth of healthy tourism in this city is the result of the wisdom of the Central Government’s policy of “One Country Two Systems”. Today’s progress is a direct result of that policy.” said Steve Wynn, Chairman and CEO of Wynn Resorts.

Wynn Resorts, Limited is traded on the Nasdaq National Market under the ticker symbol WYNN and is part of the NASDAQ-100 Index. On September 6, 2006, Wynn Macau, a destination casino resort in the Macau Special Administrative Region of the People’s Republic of China, opened, featuring 600 deluxe hotel rooms and suites, approximately 220 table games and 380 slot machines in approximately 100,000 square feet of casino gaming space, seven restaurants, approximately 26,000 square feet of retail space, a spa, a salon, entertainment lounges and meeting facilities. Additionally, the Company owns and operates Wynn Las Vegas (www.wynnlasvegas.com), a luxury hotel and destination casino resort located on the Las Vegas Strip. Wynn Las Vegas features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 76,000 square feet of retail space.

SOURCE:

Wynn Resorts, Limited

CONTACT: Samanta Stewart, 702-770-7555